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THE WET SEAL, INC. ISSUES LETTER TO SHAREHOLDERS

Questions Clinton Group’s Recent Day Trading Activity and Reiterates Concerns about Their Short-Term Motives

FOOTHILL RANCH, CA, October 1, 2012 (BUSINESS WIRE) – The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, announced today that it has issued a letter to shareholders, raising questions about Clinton Group’s recent day trading of Wet Seal shares and reiterating concerns about the firm’s short-term, self-interested motives. In the letter Wet Seal also emphasizes the strengths of the current Board and urges shareholders to reject Clinton Group’s efforts to replace experienced Directors with a hand-picked slate of far less qualified nominees at a critical time. A copy of the letter is attached.

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About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of August 25, 2012, the Company operated a total of 551 stores in 47 states and Puerto Rico, including 469 Wet Seal stores and 82 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com.

For more company information, visit www.wetsealinc.com.

CONTACTS:

The Wet Seal, Inc.:

Steve Benrubi

949-699-3947

Media:

RLM Finsbury

Steven Goldberg/Kate Foley

646-805-2027/646-805-2052

Analysts/Investors:

MacKenzie Partners, Inc.

Dan Burch/Charlie Koons

212-929-5748/212-929-5708

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Letter to Shareholders

October 1, 2012

Dear Shareholder,

Every day new evidence emerges demonstrating that Clinton Group only has short-sighted and short-term goals that do not promote the creation of long-term shareholder value. The fact that Clinton Group has been engaged in day trading is the latest evidence, and it should be a huge warning sign to our shareholders. It makes it even more unsurprising that Clinton Group has made a series of short-sighted demands to our Board and then hastily assembled a slate of nominees with one dimensional retail experience. The collective experience of their proposed Board pales in comparison to the compelling diversity of relevant and valuable experience your current Board brings to the table. Clinton Group’s proposed directors cannot reasonably be expected to have the knowledge and expertise that is necessary to execute our strategy at this critical time.

Day Trading Suggests Short-Term, Self-Interested Goals

According to its SEC filings, Clinton Group has been day trading in Wet Seal stock since late July 2012. For example, over the past six trading days (September 21-28), Clinton Group has sold over 127,000 Wet Seal shares at an average price of $3.22 and bought back only 33,000 shares at an average price of $3.12. Similarly, on Friday, September 7, the day Clinton Group filed its Consent Statement, it bought 155,000 shares at an average price of $3.10. The next trading day, Monday, September 10, Clinton Group turned around and sold 100,000 shares at $3.25. One could speculate that Clinton is a seller when the stock trades above the $3.20 level. To trade like this during a consent solicitation process in which you are advocating for “long-term change” is strange behavior to say the least, and it shows Clinton Group’s true colors as short-term investors with no long-term commitment to Wet Seal or its shareholders.

Recent Failed Activism by Clinton Group: Jakks Pacific

A glaring example of Clinton Group’s self-interested “activism” is their most recent target prior to Wet Seal, Jakks Pacific, Inc. (Nasdaq: JAKK). In March 2012, Clinton urged Jakks’ board of directors to sell the company. Under the threat of a consent solicitation to remove the board, in April 2012 Jakks settled with Clinton Group, resulting in an $80 million self-tender offer at $20.00 per share and the expansion of Jakks’ board to include one independent Clinton Group nominee and one additional director.

With their short-term, self-serving goal achieved, Clinton Group started to bail out of its position. As detailed in public filings, despite the changes to Jakks’ board and the

$20.00 per share self-tender, Clinton Group chose to sell more than 30% of its Jakks’ holding between March 31, 2012 and June 30, 2012. Just last week, Jakks cut its earnings guidance by approximately 35% and Jakks’ share price dropped to approximately $13 in aftermarket trading, nearly 35% below the tender price and 22% below the closing price a day before Clinton Group filed its letter. We question whether Clinton Group currently owns any Jakks shares. One thing we do not question is that long-term shareholders in Jakks most likely regret Clinton Group’s “activism.”

We Have the Right Board in Place

As we have discussed with many of you, we have a highly engaged, experienced and diversified Board in place to return to a proven fast fashion strategy and drive financial improvement at Wet Seal. We are confident that in the upcoming quarters you will see the significant financial impact of this Board’s focus and stewardship.

Your Board has a strong mix of relevant expertise across a number of industries and skill sets and a depth of experience that is critical for a well-functioning and effective Board.

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Kathy Bronstein has significant retail experience, including 18 years at Wet Seal, where she was instrumental in developing the company as a teen fashion destination and served as CEO from 1992 to 2003. Under her leadership, Wet Seal increased its number of stores from just over 100 in 1992 to over 600 in 2003 and grew revenues from approximately $150 million in 1992 to over $600 million in 2003. Most recently, Ms. Bronstein has advised numerous large public and venture capital-backed retail businesses, including Guess, Inc., Charlotte Russe Holdings, Seven for All Mankind Jeans and Brighton.

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John Goodman has direct junior apparel and fast fashion experience as the CEO of Charlotte Russe from 2008 to 2009, where the share price more than doubled during his tenure, and he oversaw a successful sale of the company at a premium over its market price. His additional experience includes numerous senior leadership positions at various large retail companies, including Sears, Kmart, Levi Strauss and Gap. Most recently, he served as Executive Vice President of Apparel and Home at Sears Holdings Corporation from 2009 to 2012.

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Henry Winterstern, referred to by Clinton Group as the “film producer,” is, in fact, a Managing Director at a leading global investment management firm and is an experienced and successful investor and deal-maker. Mr. Winterstern is the former Vice Chairman and Director of Algo Group, Inc., a diversified wholesaler of ladies’ fashion, and was head of the independent Directors’ committee responsible for the successful restructuring of The Wet Seal in 2004 and 2005. He previously served on the boards of MGM Studios and Consoltex, a textile manufacturer, where he was instrumental in the successful sales of both companies.

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Jonathan Duskin, the Director Clinton Group refers to as the “hedge fund manager,” has spent the past decade running a fund exclusively focused on the retail sector and is highly adept and focused on the issues and trends facing our company and provides a unique investor perspective. Additionally, in 2005 Mr. Duskin was part of the lead investor group responsible for assembling the new management team and the rescue financing of The Wet Seal. As a private equity investor, he has served on the boards for several private retailers and held interim operating roles at many. As a passive public investor, he has a proven track record of identifying retail turnaround opportunities, including at Pier 1 Imports, Chico’s and Ann Taylor.

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Sidney Horn, our “Canadian lawyer” as characterized by Clinton Group, is a senior corporate partner in one of Canada’s most prestigious law firms, with more than 30 years of corporate practice and advisory experience. Mr. Horn has served as a director of several retail companies, including Le Chateau, Inc., a chain of specialty women’s and men’s retail stores, and Algo Group, Inc., a diversified wholesaler of ladies’ fashion.

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Hal Kahn has over 35 years of experience in the retail industry, including the junior fashion area. During his 35 years at Macy’s, 23 of which were spent as the CEO of major divisions including Macy’s South, Macy’s West and Macy’s East, he led the successful turnaround of several underperforming divisions. Mr. Kahn was responsible for the consolidation of Macy’s East, A&S and Jordan Marsh, turning the three underperforming divisions into the most profitable division at Macy’s. Mr. Kahn is also a former retail consultant to financial and retail companies and has served on the boards of directors of several retail companies, including Steven Madden, Ltd.

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Ken Reiss is a former partner at Ernst & Young LLP, where he served as lead auditor for many publicly traded companies, including retailers Phillips-Van Heusen, Inc., Kenneth Cole Productions, Inc., Toys ‘R’ Us, Inc. and Staples. Mr. Reiss currently serves on the boards of The Children’s Place, Inc. and Harman International Industries, Inc. and has served on the boards of Eddie Bauer Holdings, Inc., Guitar Center, Inc. and The Children’s Place, Inc.

Clinton Group’s Proposed Directors Are Not Our Best Option

It is difficult to believe that the best potential Directors can be sourced by a short-sighted activist investor in a contested campaign. We do not believe that a Board comprised of Clinton Group’s nominees, with no female teen fast fashion expertise and no experience at Wet Seal, is capable of implementing a strategy quickly to improve the business or executing our proven fast fashion strategy.

Clinton Group’s proposed Directors are not compelling:

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While Raphael Benaroya has experience in retail as Chairman and CEO of United Retail Group and Executive Chairman of Kid Brands, he has no relevant teen fashion experience, and during his long tenure on the board of directors at Kid Brands, the stock price has declined dramatically from $30 ten years ago to $1.69 at the close on September 18, 2012.

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Dorrit Bern spent 1995 to 2008 as the CEO of Charming Shoppes, a women’s plus-size retailer, and has no teen fast fashion experience. During her tenure as CEO, she drove solid sales growth, but the company’s share price performance during the same period was disappointing: beginning and ending at a similar level below $5 between her hire in August 1995 and her resignation in July 2008.

•	John Mills has solid operating experience as COO of Aeropostale but has not been in an operating position since 2004. Moreover, Aeropostale was not a fast fashion merchandiser.

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Lynda Davey is the co-founder and CEO of Avalon Group, a boutique investment bank that focuses on bankruptcy advisory services. She has no merchandising or operational experience. With the current Board’s prudent use of company resources, we do not see a need for a bankruptcy advisor and nor should our shareholders.

•	Mindy Meads has experience in vertically integrated retail at Aeropostale, where she spent less than a year as co-CEO, and at Lands’ End, but has no experience in fast fashion merchandising.

Wet Seal Needs a Balanced Board with Experience in our Market

A bedrock principle of good corporate governance is establishing a board with a variety of skill sets for all of the challenges facing a company. It is not desirable to have a one-dimensional board that is overloaded with one skill set because it is likely to miss the larger picture. Clinton Group’s proposed Board simply does not measure up to this standard. Four of the five proposed Directors have experience in specialty retailing (not teen fast fashion, which is far more relevant to Wet Seal) and one is a bankruptcy advisor.

We ask our shareholders to contrast these narrow and arguably irrelevant skills to the proven talents of the current Wet Seal Board. We have two Directors who have proven teen and fast fashion resumes; we have one Director with a broader-based fashion retail resume; we have one Director who is a proven investor in retail stocks and was instrumental in the highly successful turnaround of Wet Seal in 2005; we have one Director who is an accomplished business advisor with an indisputable record as a corporate counselor; and we have one Director who not only shares credit for the successful Wet Seal turnaround, but also is a highly accomplished deal maker.

Which group of skill sets would you rather have leading the company, not only through its ongoing return to its successful fast fashion model, but also going beyond to analyze the various strategic options that may be available to Wet Seal as early as this coming winter? What experience would Clinton Group’s proposed Directors bring to issues of capital allocation or possible transformational deals? How would their nominees understand the talents required in a new CEO when none of them has any experience in managing a teen fast fashion retailer?

While your Board recognizes that it bears responsibility for the recent poor performance of the company, we believe we have met that responsibility with the various expedient actions we have taken since July. We have taken these actions to benefit the company and our shareholders in the long-term, and you can be assured that we will continue to serve the interests of all shareholders. Indeed, we are starting to see improved performance, and we are confident that will continue into the fourth quarter and beyond. Again, we ask: would you rather have this Board, which has demonstrated its commitment to all shareholders, or a Board with one-dimensional experience that has been hand-picked by one investor with a clear short-term, self-interested agenda?

We continue to believe strongly that your Board’s plan to return to fast fashion is the right course for shareholders as we approach the critical fourth quarter and holiday season. Our view has been supported by many of you and by leading independent proxy advisors ISS and Egan-Jones. We are disappointed but unsurprised by the recent recommendation by proxy advisor, Glass Lewis, which was founded by Clinton Group’s Greg Taxin.

Sincerely yours,

The Board of Directors

The Wet Seal, Inc.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the intent, belief, plans or expectations of The Wet Seal, Inc. (the “Company”) or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission (the “SEC”). The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Other Disclosures

The Company and certain of its directors and executive officers may be deemed to be participants in a solicitation of consent revocations from stockholders in connection with the consent solicitation by Clinton Group, Inc. The Company has filed a definitive consent revocation statement with the Securities and Exchange Commission (the “SEC”) in connection with such consent solicitation (the “Consent Revocation Statement”). Information regarding the names of the Company’s Directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Consent Revocation Statement filed with the SEC. This document is available free of charge at the SEC’s website at www.sec.gov.

The Company has mailed the definitive Consent Revocation Statement and a form of consent revocation to each stockholder entitled to deliver a written consent in connection with the consent solicitation. WE URGE INVESTORS TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the definitive Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the consent solicitation at the SEC’s website at www.sec.gov.